                                                                     EXHIBIT 2.3

                          AGREEMENT AND PLAN OF MERGER

                                       of

                            JAGUAR FAST FREIGHT, INC.

                            (an Arizona corporation)

                                  with and into

                           CENTRAL FREIGHT LINES, INC.

                              (a Texas corporation)

                                   DATED AS OF
                                  JUNE 11, 1999

         This Agreement and Plan of Merger (the "Agreement"), is made as of this 11th day of June, 1999, between Jaguar Fast Freight, Inc., an Arizona corporation ("Jaguar"), and Central Freight Lines, Inc., a Texas corporation ("Central"), and the stockholders of Jaguar listed on the signature page hereto (the "Selling Stockholders"), all of whom together, with the exception of Jerry Moyes, are sometimes referred to as the "Employees." Jaguar and Central are hereinafter referred to collectively as the "Constituent Corporations."

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that Jaguar shall be merged with and into Central (the "Merger") and that the terms and conditions of the Merger, the means of carrying the Merger into effect, the manner and basis of converting the shares of Jaguar into shares of Central, and certain other provisions relating thereto shall be as hereinafter set forth.

                                    ARTICLE I
                                BASIC TRANSACTION

         1.01 Surviving Corporation. Subject to the terms and provisions of this Agreement and in accordance with the Arizona Business Corporation Act and the Texas Business Corporation Act, at the Effective Time of the Merger (as defined in Section 1.03 hereof) Jaguar shall be merged with and into Central, and Central shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Texas. At the Effective Time of the Merger, the separate existence of Jaguar shall cease. The Surviving Corporation shall succeed to all the properties, rights, and other assets and shall be subject to all the liabilities of the Constituent Corporations, without further action by either corporation.

         1.02 Closing. Each party hereto shall use its best efforts to cause this Agreement to be closed in the Waco, Texas offices of Central, at 8:00 a.m., Central Standard Time, within forty-five (45) days following the execution of this Agreement, or at such other time and place as the parties may agree, and such shall be the "Closing."

         1.03 Effective Time of the Merger. The Merger shall become effective, and the term "Effective Time of the Merger" as used herein shall mean, (a) for purposes of the Texas Business Corporation Act, the time of issuance of the certificate of merger respecting the Merger by the Secretary of State of the State of Texas, and (b) for purposes of the Arizona Business Corporation Act, the time at which the Surviving Corporation delivers Articles of Merger respecting the Merger to the Secretary of State of the State of Arizona for filing, in such form as is required by the Arizona Business Corporation Act. The date on which the Effective Time shall occur shall be the "Effective Date of the Merger."

                                   ARTICLE II
                         TERMS AND CONDITIONS OF MERGER

         2.01 Articles of Incorporation. The Articles of Incorporation of Central, as in effect immediately prior to the Effective Time of the Merger (see
Exhibit 1), shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation, until thereafter duly amended in accordance with applicable law.

         2.02 Bylaws. The Bylaws of Central, as in effect immediately prior to the Effective Time of the Merger, shall be in full force and effect as the Bylaws of the Surviving Corporation until thereafter duly altered, amended or repealed in accordance with the terms thereof.

         2.03 Directors and Officers of Surviving Corporation. The persons who are directors and officers of Central immediately prior to the Effective Time of the Merger shall be the directors and officers of the Surviving Corporation after the Effective Time of the Merger, retaining their respective positions and terms in office until their respective successors have been duly elected and qualified.

         2.04 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of the Constituent Corporations to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the Constituent Corporations and their proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving Corporation are fully authorized by the Constituent Corporations to take any and all such action.

                                   ARTICLE III
                      MANNER AND BASIS OF CONVERTING SHARES

         3.01 Manner and Basis of Converting Shares. The manner and basis of converting the shares of Jaguar into shares, obligations, or other securities is as follows:

                  (a) At the Effective Time of the Merger, the aggregate shares of common stock of Jaguar ("Jaguar Common Stock") issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into 211,611 fully paid and nonassessable shares of Centrals' common stock ("Central's Common Stock"), such shares to be distributed ratably to Jaguar's shareholders in accordance with their interests, rounded to the nearest whole share.

                  (b) Each share of Jaguar Common Stock held in the treasury of Jaguar immediately prior to the Effective Time of the Merger, shall, by virtue of the Merger and without any further action, be canceled and retired and cease to exist and shall not be converted into Central's Common Stock or the right to receive cash.

                  (c) After the Effective Time of the Merger, no transfer of the shares of Jaguar Common Stock outstanding immediately prior to the Effective Time of the Merger shall be made on the stock transfer books of Jaguar, and all certificates for such shares shall forthwith be canceled. Upon surrender of certificates representing such shares of Jaguar Common Stock to Central, Central shall issue to the holder thereof a certificate representing such holder's shares of Central's Common Stock (the "New Stock"). The New Stock shall be deemed to have been issued on the Effective Date of the Merger.

                                   ARTICLE IV
                     RESTRICTED STOCK AND RESTRICTIVE LEGEND

         4.01 Restricted Stock. The Selling Stockholders acknowledge that the shares of New Stock they are to receive under the Agreement will be issued in a transaction not involving any public offering; therefore, their shares will be "restricted securities" and not freely transferrable, absent an effective registration statement filed by Central or an available exemption. The Selling Stockholders represent that they are acquiring the shares of New Stock for investment purposes and not with a view toward sale or distribution. Absent the filing of a registration statement covering the shares of New Stock issued pursuant to this Agreement (which Central is not required to do), the Selling Stockholders will be able to resell their shares of New Stock only pursuant to an exemption, if and when one becomes available. Presently, such exemption would be afforded by Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") which would impose, among other things, a one-year holding period, volume and manner of sale restrictions, and certain other requirements.

         4.02 Restrictive Legend. The certificates representing the New Stock shall bear the following legend:

         The securities represented by this certificate have not been registered under the securities act of 1933 (the "Act") or the securities act of any state. The securities have been acquired for investment and may not be sold, transferred for value, pledged, hypothecated, or otherwise encumbered in the absence of either (1) an effective registration of them under the act and all applicable state securities laws, or (2) an opinion of counsel acceptable to the issuer that such registration is not required under such act or acts.

         4.03 Adequate Information. The Selling Stockholders acknowledge that they have received such information concerning Central as they deemed necessary; that they were afforded the opportunity to meet with the management of Central and ask and receive answers to any questions they had; that they were represented by such financial, legal, and other advisors as they deemed necessary. In particular, the Selling Stockholders acknowledge that: (i) although Central has planned a public offering there is no assurance that the offering will occur or that if it occurs what the price will be; (ii) in the event the public offering does occur, the vehicle for such public offering will have two classes of common stock, Class A (into which Central's Common Stock, other than Central's Common Stock owned by Jerry and Ronald Moyes or their families, shall be converted) and Class B (into which Central's Common Stock beneficially owned by

Jerry and Ronald Moyes or their families shall be converted and which will have three votes per share, giving the Moyes brothers disproportionate control);
(iii) the New Stock has one vote per share; and (iv) Central has elected S Corporation status and it is a condition to Closing that the Selling Stockholder join in such election.

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.01 General Statement. The parties hereto represent and warrant to each other that the statements contained in this Article V are correct and complete as of the date hereof and shall be correct and complete as of the date of Closing. The survival of all such representations and warranties shall be in accordance with Section 9.09 hereof. Copies of all documents referenced in the Schedules shall be attached thereto or delivered separately.

         5.02 Representations and Warranties of Central. Central represents and warrants to the Selling Stockholders, that:

                  (a) Corporate Status. Central is a corporation, duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with all requisite power and authority to carry on its business.

                  (b) Authority. Central has full right, power, and authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other contract contemplated hereunder by Central and the consummation and performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Central and constitutes the legal, valid, and binding obligation of Central, enforceable in accordance with its terms.

                  (c) Validity of Contemplated Transaction. The execution and delivery of this Agreement by Central does not, and the performance of this Agreement by Central will not (i) violate or conflict with any existing law or any judgment which is applicable to Central or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under the articles of incorporation or other charter documents, bylaws, or any securities of Central or any contract to which Central is a party or by which it is otherwise bound. Except for the filing of the Articles of Merger in Texas and Arizona and Form 2553 with the IRS by the Selling Stockholders and Central, no authorization, approval, or consent of, and no registration, filing, or notice to any authority or any other party to any contract is required in connection with the execution, delivery, and performance of this Agreement by Central.

                  (d) Brokers or Finders. Neither Central nor its agents has incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         5.03 Representations and Warranties of the Selling Stockholders. The Selling Stockholders, jointly and severally, represent and warrant to Central that:

                  (a) Corporate Status. Jaguar is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Arizona, with all requisite power, authority, and Permits to carry on its business as it has been and is now being conducted and to own, lease, and operate its properties used in connection therewith.

                  (b) Capitalization. The entire authorized capital stock of Jaguar consists of 100,000 shares of common stock, of which 17,050 shares are issued and outstanding and owned by the Selling Stockholders. The Selling Stockholders are the record and beneficial owners of the Jaguar Common Stock, free and clear of all liens. All of such shares have been duly authorized and validly issued, are fully paid and non-assessable, and are free of all adverse claims. There are no outstanding or authorized (i) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Jaguar (or any successor, parent, or acquiror of Jaguar) to issue, sell, or otherwise cause to become outstanding any capital stock or other securities or obligations; (ii) stock appreciation, phantom stock, profit participation, or similar rights; or (iii) voting trusts, proxies, rights of first refusal, registration rights, transfer restrictions, or other contracts relating to the capital stock or other securities or obligations of Jaguar.

                  (c) Authority. Jaguar and the Selling Stockholders, as appropriate, have full right, power, and authority to execute and deliver this Agreement and every other contract contemplated hereunder and to consummate and perform the transactions contemplated hereby. The execution and delivery of this Agreement and every other contract contemplated hereunder by Jaguar and the Selling Stockholders, and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly executed and delivered by Jaguar and the Selling Stockholders and constitutes the legal, valid, and binding obligation of each, enforceable against each, in accordance with its terms.

                  (d) Validity of Contemplated Transactions. The execution and delivery of this Agreement and every other contract contemplated hereby by Jaguar and the Selling Stockholders does not, and the performance of this Agreement and every other contract contemplated hereby by Jaguar, and the Selling Stockholders will not, (i) violate or conflict with any existing law or any judgment which is applicable to Jaguar, or the Selling Stockholders; (ii) conflict with, result in a breach of, constitute a default under, result in acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under, the articles of incorporation or other charter documents, bylaws, or any securities of Jaguar or any contract to which Jaguar or any of the Selling Stockholders is a party or by which any is otherwise bound. Except for the filing of the Articles of Merger in Texas and Arizona, and IRS Form 2553 with the IRS by the Selling Stockholders and Central, no authorization, approval, or consent of, and no registration, filing, or notice to, any governmental authority or other party to any contract is required in connection with the execution, delivery, and performance of this Agreement by Jaguar or the Selling Stockholders.

                  (e) Financial Statements. Jaguar has delivered to Central the annual financial statements (including balance sheets and statements of income, cash flows, and retained earnings) of Jaguar at and for the periods ended December 31, 1996, 1997, and 1998, as well as its internal financial statements for the period ended March 31, 1999 (collectively, the "Historical Financial Statements"). The Historical Financial Statements and all notes thereto are true, correct, and complete, have been prepared in accordance with GAAP, consistently applied, present fairly the financial condition and results of operations, changes in stockholder's equity and cash flows of Jaguar at and for all periods reflected therein, and are consistent with the books and records of Jaguar, which books and records are correct and complete. Copies of the Historical Financial Statements are attached as
         Schedule 5.03(e).

                  (f) Absence of Undisclosed Liabilities. Jaguar has no liabilities or obligations, accrued or unaccrued, contingent or absolute, liquidated or unliquidated, and whether due or to become due, except for (i) liabilities that are reflected and adequately accrued on the face of its December 31, 1998, balance sheet included in the Historical Financial Statements, (ii) liabilities arising in the ordinary course of business since such date (none of which arises from or relates to any breach of contract or warranty, tort, infringement, or violation of law, or would have to be disclosed on any Schedule to this Agreement).

                  (g) Absence of Changes or Events. Except as disclosed on 5.03(g), since December 31, 1998, there has not been any adverse change in the business, operations, results of operations, or future prospects of Jaguar. Without limiting the generality of the foregoing, since that date, except as disclosed on 5.03(g), Jaguar has not:

                           (i) declared, set aside, or paid any dividend or made any other distribution or payment in respect of its capital stock; redeemed, purchased, or otherwise acquired any of its capital stock; issued any capital stock or other securities; granted any stock option or right to purchase shares of capital stock or any other securities of Jaguar; issued any security convertible into capital stock; or granted any registration rights concerning its securities;

                           (ii) discharged or satisfied any lien or paid any material liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge any liabilities when due;

                           (iii) sold, assigned, or transferred or agreed to sell, assign, or transfer any of its assets or any interest therein;

                           (iv) created, incurred, assumed, or guaranteed any indebtedness for money borrowed or any other indebtedness or obligation of any nature (absolute or contingent), or mortgaged, pledged, or subjected to any lien, any of its assets;

                           (v) acquired any substantial assets, properties, securities, or interests of another person;

                           (vi)     reduced or canceled any amounts owed to it;

                           (vii)    settled any claims against it;

                           (viii) granted or entered into any agreement or policy with any employee that grants severance or termination pay, increases compensation, increases benefits under any current benefit plan, or creates any continuing employment relationship;

                           (ix) experienced any labor unrest or union organizing activity;

                           (x)      suffered any adverse change in its business;

                           (xi) changed any of the accounting principles which it follows or the methods of applying such principles;

                           (xii) amended, terminated, or entered into any
                  contract other than in the ordinary course of business, consistent with past practice;

                           (xiii)   suffered to its assets any damage,
                  destruction, or loss, whether or not covered by insurance;

                           (xiv) amended its articles of incorporation or bylaws or made any changes in its authorized or issued capital stock or other securities;

                           (xv) directly or indirectly engaged in any transaction, arrangement, or contract with any officer, director, partner, shareholder, or other insider or affiliate;

                           (xvi) entered into any transactions outside the ordinary course of business; or

                           (xvii) agreed, whether orally or in writing, to do any of the foregoing.

                  (h) Title and Condition of Assets. All of Jaguar's owned and leased assets are in good repair and condition and adequate for the ordinary course of operation of Jaguar's business as presently conducted, and all leased assets are in compliance with any applicable lease provisions. Except as set forth on Schedule 5.03(h), Jaguar possesses good and marketable title to all of its owned assets and a valid leasehold interest in all leased assets, free and clear of all liens, except liens for current taxes not yet due and payable.

                  (i)      Tax Matters.  With respect to taxes:

                           (i) Jaguar has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns, and statements (the "Returns") required to be filed under applicable laws, and all such Returns are true, correct, and complete. Jaguar has, within the time and in the manner prescribed by law, paid all taxes that are due and payable by it. Jaguar has established on the most recent balance sheet included in the Historical Financial Statements reserves, charges, and accruals that are adequate for the payment of all taxes not yet due and payable that are attributable to periods ending on such date, and Jaguar has continued to make all such accruals through the Closing. There are no liens for taxes upon the assets of Jaguar except for liens for taxes not yet due and payable.

                           (ii) None of the Returns of Jaguar are presently under audit by any authority nor has a deficiency for any taxes been proposed, asserted, or assessed against Jaguar. There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any tax or Return that have been given by or on behalf of Jaguar.

                           (iii) Jaguar and, if applicable, its agents and contracted service providers, have complied in all respects with all applicable laws relating to the payment and withholding of taxes and have, within the time and in the manner prescribed by applicable law, withheld, collected, and paid over to the proper governmental authorities all amounts required to be so withheld, collected, and paid over under all applicable laws.

                  (j) Litigation. Except as set forth in Schedule 5.03(j), there is no claim, action, suit, or proceeding pending or threatened against Jaguar. Neither Jaguar, nor any of the Selling Stockholders has reason to believe that any such claim, action, suit, or proceeding may be brought or threatened against Jaguar or the Selling Stockholders.

                  (k) Material Contracts. Schedule 5.03(k) contains a list of all material contracts to which Jaguar is a party. Each contract disclosed in any Schedule or required to be disclosed pursuant to
         Schedule 5.03(k) is a valid and binding agreement of the parties thereto, is in full force and effect, no party thereto is in default thereunder, and there exists no condition that with notice or lapse of time or both would constitute a default thereunder.

                  (l) Employee Benefit Plans and Arrangements. Schedule 5.03(l) identifies each of Jaguar's employee benefit plans, contracts, and arrangements (singularly, "Benefit Plan"; collectively, "Benefit Plans"), copies of which, amended to date, have been furnished to Central. No Benefit Plan is a multi-employer or a defined benefit plan. Neither Jaguar, any affiliate, nor any predecessor of either has ever been a party to or sponsored a multi-employer or defined benefit plan. Jaguar, and all Benefit Plan fiduciaries have fully complied with their obligations with respect to all Benefit Plans. There has been no prohibited transaction with respect to any Benefit Plan. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been since inception.

         Each trust created under any Benefit Plan is exempt from tax under
         Section 501(a) of the Code and has been exempt from tax since creation. Jaguar has received determination letters from the Internal Revenue Service for each such Benefit Plan at inception and after each amendment. Each Benefit Plan has been maintained in compliance with its terms and all applicable laws. There has not been any event that would threaten the tax-qualified status of any Benefit Plan. All payments and contributions due or accrued under each Benefit Plan, determined in accordance with the terms of such plans and prior funding and accrual practices, have been paid or are reflected as a liability on the most recent balance sheet contained in the Historical Financial Statements. The "plan year" of each Benefit Plan is the calendar year. Jaguar has no current or projected liability with respect to post-employment or post-retirement welfare benefits for former or retired employees.

                  (m) Employees; Independent Contractors. Jaguar is not a party to any collective bargaining agreement relating to its employees, nor does any such agreement determine the terms and conditions of employment of any employee. There are no agreements, plans, or policies which would give rise to any severance, termination, change-in-control, or other similar payment to Jaguar's employees as a result of the consummation of the transactions contemplated hereunder. Jaguar does not have any employment agreements with its employees. Jaguar maintains files on all employee and independent contractor truck drivers. Each employee and independent contractor driver of Jaguar meets all DOT requirements, and all driver files contain all required materials. All independent contractors providing equipment and/or services to Jaguar have been retained under valid contracts and qualify for independent contractor status under existing Internal Revenue Service rules and interpretations. Copies of the form of contract used for any independent contractor operators of rolling stock have been delivered to Central. Jaguar has not taken action in respect of its employees that would require notice or create liability under the Worker Adjustment and Retraining Notification Act, and at present, does not have plans to take such action.

                  (n) Compliance With Laws; Permits. Jaguar has owned, leased, and used all of its properties and assets, and has conducted its business, in compliance in all respects with all applicable laws. Neither Jaguar nor the Selling Stockholders have been charged with any violation of law. No proceeding is pending or threatened by any authority with respect to any violation of law by Jaguar or the Selling Stockholders. No judgment is unsatisfied against Jaguar or the Selling Stockholders. Neither Jaguar nor the Selling Stockholders are subject to any stipulation, order, consent, or decree arising from an action before any authority. Jaguar possesses all permits, licenses, franchises, and other approvals of authorities (collectively, "Permits") required to operate its business, such Permits are in full force and effect, any applications for renewal have been duly filed on a timely basis, no proceeding is pending or threatened to revoke or limit any Permit, and it is operating in compliance with all Permits.

                  (o)      Environment, Health, and Safety.

                           (i) Jaguar, its affiliates, and its predecessors have complied with all laws concerning pollution or protection of the environment, public health and safety, and employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (including petroleum and any fraction or derivative thereof) into ambient air, surface water, ground water, or lands, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or hauling of such substances (collectively, "Environmental Laws"). No proceeding has been filed or commenced against Jaguar, its affiliates, or its predecessors alleging any failure to comply with any Environmental Laws. Without limiting the generality of the preceding sentence, Jaguar, its affiliates, and its predecessors have obtained and been in compliance with all of the terms and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws.

                           (ii) Jaguar has no liability (and neither Jaguar, its affiliates, nor any of its predecessors have handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned, operated, or used any property or facility in any manner that could form the basis for any present or future proceeding against Jaguar giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of, or personal injury to, any employee or other individual, or for any reason under any Environmental Law.

                           (iii) All properties and equipment used in the business of Jaguar, its affiliates, and its predecessors has been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-transdichloroethylene, dioxins, dibenzofurans, and other extremely hazardous substances as defined by any law.

                           (iv) Any fuel or other storage tanks located at properties presently or previously owned or used by Jaguar in its business comply in all respects with applicable laws, do not leak, are registered with the appropriate state agency (and all required actions in connection therewith have been taken) in the manner permitting Jaguar to take advantage of any state liability limitation, insurance, or similar program relating to fuel storage tanks, and such tanks are not scheduled for removal in the next five years.

                           (v) Jaguar has delivered to Central true and complete copies and results of any reports, studies, analyses, tests, or monitoring concerning Jaguar or any property owned or used by Jaguar concerning compliance with Environmental Laws.

                                   ARTICLE VI
                            Covenants and Agreements

         6.01 Approvals and Consents. Each party to this Agreement shall use its best efforts to obtain (and assist the other in obtaining), as soon as reasonably practicable, all Permits, authorizations, consents, and waivers from third parties or authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby.

         6.02 Services of Each of the Employees. From and after the Closing, for a period of one year, Central agrees to employ each of the Employees as an "at-will" employee at the salary rate of

$80,000 annually, plus benefits generally provided to other Central employees of comparable status, including participation in Central's bonus plan. Each of the Employees (i) agrees to devote the time, attention, skill, and energy as necessary on a full-time basis to fulfill the requests of Central, (ii) shall use his best efforts to promote the success of Central's business, and (iii) shall cooperate fully with Central's senior management in the advancement of the best interests of Central. Each Employee's salary shall be payable by Central on the same frequency as wage payments made to other employees and shall continue for such one-year term unless an Employee is terminated for "cause" or resigns. If an Employee is terminated by Central for "cause" or an Employee resigns for any reason, such Employee shall receive any salary accrued to the date of such termination and shall not be entitled to any compensation or other payment or benefit under this Agreement thereafter. If an Employee is terminated by Central other than for "cause," Central shall pay such terminated Employee (in full satisfaction of any claims such Employee may have, under this Agreement or otherwise, and by accepting such payment Employee releases all such claims) payments at an annualized rate of $80,000 (i) as they come due until the anniversary of the Closing or, (ii) at Central's option, in a lump sum, discounted to present value at the "prime" interest rate then in effect. For purposes of this Section 6.02, "cause" shall mean conviction or plea of guilty or no contest to a felony or other crime punishable by death or imprisonment for a term exceeding one year, breach of the non-competition provisions of this Agreement, breach of fiduciary duties, commission of an act of knowing or intentional fraud against Central or any of its affiliates, or refusal to carry out the lawful directions of the Board of Directors or President of Central. In addition, Central hereby grants to each of the Employees an option to purchase 10,000 shares of Central's Common Stock at an exercise price of $12.00 per share; provided, however, that the option shall be forfeited and expire automatically if the Closing fails to occur prior to July 31, 1999. The options shall expire ten (10) years from the date hereof and shall vest and become exercisable 20% on the sixth anniversary of the date hereof and 20% each succeeding anniversary; provided, however, that the final 20% shall vest and become exercisable ninety (90) days prior to the tenth (10th) anniversary of the date hereof. The options shall be evidenced by agreements comparable to those executed by other Central employees.

         6.03 Notification. Each party shall give prompt written notice to the others of any development causing a breach of any of his, her, or its own representations and warranties or that would prevent the fulfillment of any of his, her, or its covenants or agreements contained in this Agreement or any document contemplated hereby.

         6.04 Selling Stockholders Release. At Closing the Selling Stockholder shall execute a full and final waiver and release of any and all claims against Jaguar in substantially the form attached hereto as Exhibit 2 (the "Release").

         6.05     Non-Competition.

The parties have negotiated the non-competition provisions of this Agreement as an integral part of the transaction. The merger consideration is substantially higher than the net book value of Jaguar, resulting in substantial "goodwill" being paid by Central for the ongoing prospects of Jaguar's business. The Employees acknowledge that the Central is willing to pay the merger consideration and proceed with the transaction because of Jaguar's customer relationships, growth potential, and other prospects, and that such prospects would be severely and irreparably harmed by competition from the Employees. The Employees further acknowledge that Central would not have entered into this Agreement without the non-competition provisions contained herein. The Employees willingly agree to the non-competition provisions of Section 6.05(b) hereof as consideration for the merger consideration and agree that the non-competition provisions are reasonable and are necessary to induce Central to enter into this Agreement.

Through the later of (i) six (6) months following termination of employment with Central or an affiliate, or (ii) June 30, 2004, each Employee agrees that he will not, directly or indirectly,

except in the course of his employment with Central, or an affiliate, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend their name or any similar name to, lend their credit to or render services or advice to, any Competitive Business that engages in business in the United States; provided, however, that each employee may purchase or otherwise acquire up to (but not more than) one percent as an aggregate of all such purchases and acquisitions made by such Employee of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

whether for his own account or for the account of any other person, at any time after the Closing, solicit business of the same or similar type being carried on by Central, or an affiliate, from any person that is or was a customer of Central, Jaguar, or any affiliate, whether or not they had personal contact with such person during and by reason of such Employee's employment with Central, Jaguar, or any affiliate;

whether for his own account or the account of any other person at any time after Closing, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of Central, Jaguar, or an affiliate, or in any manner induce or attempt to induce any employee of Central, Jaguar, or an affiliate to terminate his or her employment with Central, Jaguar, or an affiliate; or at any time interfere with the relationship between Central, or any affiliate and any other person, including any person who at any time was an employee, contractor, supplier, or customer of Central, Jaguar, or an affiliate; or

at any time after Closing, disparage Central, Jaguar, or any affiliate, or any of their shareholders, directors, officers, employees, or agents.

For purposes of this Agreement, "Competitive Business" shall mean the interstate and/or intrastate transportation of general commodity freight, including truckload and less-than-truckload carriage, intermodal service, and brokerage, logistics, agent, consolidation, or other freight-related operations in the combined geographic service territory of Jaguar, Central, and any affiliates at the date of the Employee's last day of service with any of such companies. Competitive Business shall not include temperature-controlled van or flatbed operations, or any operations outside of the service territory specified above.

If any covenant in Section 6.05 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employees.

The Employees acknowledge that the injury that would be suffered by Central as a result of a breach of the provisions of this Section 6.05 would be irreparable and that even the award of monetary damages for such breach would be an inadequate remedy. Consequently, Central shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Central shall not be obligated to post bond or other security in seeking such relief.

                  (f) Noncompetition Payments. On each of the second through the fifth anniversaries of the Closing, the Employees who have continuously honored their obligations under this Section 6.05 shall receive the number of shares of New Stock set forth below:

Kent Chapman              3,176
Mark Fabritz              3,176
Dick Slater               3,176
Larry Rockwell            1,620

                  The shares of New Stock issued pursuant to this Section 6.05(f) shall be subject to the conditions of Sections 4.01 and 4.02 respecting restricted securities and shall bear the restrictive legend.

                  (g) Cash Advance. If during the second year following the Closing a Selling Stockholder is no longer employed by Central or a successor employer and is in compliance with this Section 6.05, such Selling Stockholder may request in writing that Central advance the Selling Stockholder cash against the New Stock to be issued to him in respect of the first installment under Section 6.05(f) above. On the date requested and each 90 days thereafter until the second anniversary, the Selling Stockholder shall be entitled to receive cash in an amount equal to one-fourth of the number of shares to be issued at a rate of $10.00 per share. The requesting Selling Stockholder shall pay interest on such cash advance at the then-current short term applicable federal rate. The principal and all accrued interest shall be due and payable on the date 90 days after the second anniversary of the Closing. The cash advance shall be secured by the shares to be issued and Central shall have the right of offset.

         6.06 Selling Stockholder Access. From and after Closing Central shall provide the Selling Stockholders with access to the pre-Closing books and records of Jaguar as are necessary in the preparation of tax returns or other valid purposes.

         6.07 S Election. Central has elected S Corporation status under the Internal Revenue Code. Accordingly, its taxable income is recognized directly by the stockholders rather than by the corporations. The Selling Stockholders agree to join in the S election by Central and agree not to take any action that would result in the termination of such S Corporation status. The Selling Stockholders acknowledge that the S election will terminate at or before any public offering.

         6.08 Exchange Agreement. In the event Central proceeds with a public offering, the Selling Stockholders agree to participate in any tax-free exchange of the New Stock for one-vote stock in the company that would be public and to execute the exchange agreement in a form prepared by Central and executed by all of the other shareholders of Central.

         6.09 Release of Selling Stockholders. From and after the Closing Central shall either repay indebtedness of Jaguar to third-parties that is reflected on the most recent balance sheets included in the Historical Financial Statements that the Selling Stockholders have personally guaranteed or use its best efforts to obtain a release of such guarantors, including by offering Central as a guarantor on such indebtedness.

                                   ARTICLE VII
                                 Indemnification

         7.01 Indemnification by the Selling Stockholders. The Selling Stockholders, jointly and severally, hereby indemnify, defend, and hold harmless Central together with (as applicable) its affiliates, successors, subsidiaries, heirs, assigns, employees, and agents from and against any and all claims, causes of action, suits, judgments, taxes, losses, proceedings, damages, fines, penalties, deficiencies, obligations, costs, and expenses, including without limitation reasonable expenses of investigation and reasonable attorneys' and other experts' fees and expenses (individually, a "Loss" and collectively, "Losses") arising out of or otherwise in respect of (a) any misrepresentation or inaccuracy in, or breach of, any representation, warranty, covenant, or agreement of Jaguar or the Selling Stockholders contained in this Agreement or any other contract executed in connection herewith; and (b) any act, omission, event, or circumstance occurring prior to Closing and relating to Jaguar or the Selling Stockholders that is not paid by Jaguar prior to Closing and fully reserved on Jaguar's December 31, 1998, balance sheet included in the Historical Financial Statements.

         7.02 Indemnification by Central. Central hereby indemnifies, defends, and holds the Selling Stockholders harmless from and against all Losses arising out of or otherwise in respect of any misrepresentation or inaccuracy in, or breach of, any representation, warranty, covenant, or agreement of Central contained in this Agreement or any other contract executed in connection herewith.

         7.03 Indemnification Procedures. A party seeking indemnification under Section 7.01 or Section 7.02 (the "Indemnified Party") agrees to give prompt written notice to the party against whom indemnification is sought (the "Indemnifying Party") of the assertion or commencement of any third-party claim in respect of which indemnification may be sought. The Indemnifying Party, at its expense, may assume the defense of any such claim and take all steps to settle or defeat any such claim, and to employ counsel to contest the same. The Indemnifying Party shall reasonably consider the advice of the Indemnified Party as to the defense of such claims. The Indemnified Party shall have the right to participate at its own expense in such defense, but the control of such claim shall remain with the Indemnifying Party. The Indemnified Party shall provide all reasonable cooperation in connection with any such defense. If an Indemnifying Party elects not to undertake the defense of a tendered claim or does not do so in a timely fashion, the Indemnified Party shall be entitled to control the defense or settlement of such claim and shall be entitled to indemnity with respect thereto.

         7.04 Right to Indemnification Not Affected By Knowledge. The right to indemnification, payment for Losses, or other remedy based on any representations, warranties, covenants, and obligations will not be affected by disclosure on any Schedule or by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment for Losses, or other remedy based on such representations, warranties, covenants, and obligations.

         7.05 Escrow of New Stock. As security against the indemnification obligations of the Selling Stockholders under Section 7.01, the certificates representing the shares of New Stock issued to the Selling Stockholders in the Merger shall be placed in escrow with Scudder Law Firm, P.C. until the first anniversary of the Closing. At the first anniversary, if no claim has been made against the Selling Stockholders for indemnification, the escrow agent shall release the certificates to the registered holders.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.01 Conditions Precedent to the Obligations of Central. The obligation of Central to consummate this Agreement is subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Central, in whole or in part) at or prior to the date of Closing.

                  (a) Representations and Warranties True as of the Closing Date. The representations and warranties of Jaguar and the Selling Stockholders contained in this Agreement and in every document delivered by such parties pursuant to the provisions hereof shall be true in all material respects as of the date of this Agreement and at and as of the date of Closing with the same effect as though such representations and warranties were made as of such date.

                  (b) Compliance with Agreement. Jaguar and the Selling Stockholders shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by them under this Agreement. Each of the documents required to be delivered hereunder and each of the covenants and obligations hereunder must have been performed and complied with in all respects.

                  (c) No Bar to Consummation of Transaction. There shall not exist any law or judgment of any authority which would prevent the consummation of the transactions contemplated hereby or adversely affect the rights of Central after consummation of said transactions. There shall be no pending or threatened proceeding that seeks to enjoin the transactions contemplated by this Agreement. All consents and approvals from any authority and any other person required for the consummation of this Agreement shall have been obtained.

                  (d) Bring-Down Certificate. Jaguar and the Selling Stockholders shall have delivered to Central a duly signed certificate to the effect that each of the conditions in Sections 8.01(a)-(c) has been satisfied in all respects.

                  (e) Completion of Due Diligence. Central shall have completed its due diligence investigation of the business, assets, and liabilities of Jaguar and shall be satisfied, in its sole discretion, with the results of such investigation.

                  (f) Board Approval. Central shall have received the approval of the terms and conditions of this Agreement from its Board of Directors.

         8.02 Conditions Precedent to the Obligations of Jaguar and Selling Stockholders. The obligations of Jaguar and the Selling Stockholders to consummate this Agreement are subject to the fulfillment of all of the following conditions precedent (any of which may be waived in writing by Jaguar and the Selling Stockholders, in whole or in part) at or prior to the Closing.

                  (1) Representations and Warranties True as of the Closing Date. The representations and warranties of Central contained in this Agreement or in any document delivered by such parties pursuant to the provisions hereof shall be true in all material respects at and as of the date of Closing with the same effect as though such representations and warranties were made as of such date.

                  (2) Compliance with Agreement. Central shall have performed and complied in all material respects with all agreements, covenants, and conditions required to be performed or complied with by it under this Agreement.

                  (3) No Bar to Consummation of Transaction. There shall not exist any law or judgment of any authority which would prevent the consummation of the transactions contemplated hereby or adversely affect the rights of Jaguar or the Selling Stockholders after consummation of the transactions contemplated hereby. There shall be no pending or threatened litigation or other proceeding that seeks to enjoin the transactions contemplated by this Agreement. All consents and approvals from any authority and any other person required for the consummation of this Agreement shall have been obtained.

                  (4) Bring-Down Certificate. Central shall have delivered to Jaguar, and the Selling Stockholders, a duly signed certificate to the effect that each of the conditions in Sections 8.02(a)-(c) has been satisfied in all respects.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.01     Termination.

                  (a) Termination of Agreement. The parties may terminate this Agreement as provided below:

                           (i) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

                           (ii) Central may terminate this Agreement by giving written notice to Jaguar and the Selling Stockholders on or before the Closing, if it is not satisfied with the results of its continuing business, legal, and accounting due diligence;

                           (iii) Central may terminate this Agreement by giving written notice to Jaguar and the Selling Stockholders at any time prior to the Closing (A) if Jaguar or the Selling Stockholders have breached any representation, warranty, or covenant contained in this Agreement and the breach has continued after notice to Jaguar and the Selling Stockholders by Central without cure for a period of ten (10) days or (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 8.01 hereof (unless the failure results primarily from Central breaching any representation, warranty, or covenant contained in this Agreement); and

                           (iv) Jaguar and the Selling Stockholders may terminate this Agreement by giving written notice to Central at any time prior to the Closing (A) in the event Central has breached any representation, warranty, or covenant contained in this Agreement, and the breach has continued after notice to Central without cure for a period of ten (10) days, or (B) if the Closing shall not have occurred on or before July 31, 1999, by reason of the failure of any condition precedent under Section 8.02 hereof (unless the failure results primarily from Jaguar or the Selling Stockholders breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. Each party's right of termination under Section 9.01 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of the right of termination shall not be an election of remedies. If this Agreement is terminated pursuant to Section 9.01, all further obligations of the parties under this Agreement shall terminate, except that the obligations of Section 9.02 shall survive. However, if this Agreement is terminated by a party because of a breach of the Agreement, of any type, by the other party, the non-defaulting party's right to pursue all legal remedies will survive such termination unimpaired. In addition, the non-defaulting party shall be entitled to collect its expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors.

         9.02 Costs and Expenses; Fees. Except as provided in Section 9.01(b) with respect to a breach of the Agreement, each party shall be solely responsible for and bear all of its own respective expenses incurred at any time in connection with pursuing or consummating the Agreement and the transactions contemplated by the Agreement, including, but not limited to, fees and expenses of business brokers, legal counsel, accountants, and other facilitators and advisors. The expenses of Jaguar and the Selling Stockholders shall be borne by the Selling Stockholders and shall not be charged to Jaguar, except that Jaguar may pay legal fees up to $10,000 incurred in relation to the Merger.

         9.03 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona, without regard to the conflict of law rules thereof.

         9.04 Severability. The parties agree that each provision to this Agreement shall be construed independent of any other provision of this Agreement. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. This Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         9.05 Amendment and Modification. No amendment or other modification to this Agreement shall be binding upon any party unless executed in writing by all of the parties hereto.

         9.06 Waiver. No waiver by any party of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         9.07 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the parties hereto, their respective affiliates, successors and assigns.

         9.08 Merger. This Agreement constitutes the entire agreement among the parties with respect to the subject matter described herein and the Selling Stockholders acknowledge and agree that in entering this Agreement, the Selling Stockholders did not rely on any representations or warranties other than those set forth herein. This Agreement supersedes all prior and contemporaneous agreements, representations, writings, discussions, and understandings of the parties.

         9.09 Counterparts. This Agreement may be executed in counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

         9.10 Survival of Representations, Warranties, Covenants and Agreements. All representations, warranties, covenants and agreements made by the parties shall survive the closing of this Agreement indefinitely.

         9.11 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

         IN WITNESS WHEREOF, each of the parties has executed this Amendment as of the day and year first above written.

JAGUAR FAST FREIGHT, INC.,                      Attest:
an Arizona corporation

By: /s/ Kent Chapman                            /s/ Richard Slater
    Kent Chapman, President                     Richard Slater, Secretary

CENTRAL FREIGHT LINES, INC.,                    Attest:
a Texas corporation

By: /s/ Joe Hall                                /s/ Douglas Quicksall
    Joe Hall, President                         Douglas Quicksall, Secretary

SELLING STOCKHOLDERS

/s/ Jerry Moyes                                 /s/ Kent Chapman
Jerry Moyes, individually                       Kent Chapman, individually

/s/ Richard Slater                              /s/ Larry Rockwell
Richard Slater, individually                    Larry Rockwell, individually

/s/ Mark Fabritz
Mark Fabritz, individually